EXHIBIT 99.1

Bowen Acquisition Corp Receives NASDAQ Notification of Non-Compliance with Listing Rules

New York, NY, May 29, 2025 – Bowen Acquisition Corp (NASDAQ: BOWN) (“BOWN”), a special purpose acquisition company, announced that on May 28, 2025, it received a letter from the Listing Qualifications Department of the Nasdaq Stock Market (“NASDAQ”) advising the Company that the Company does not comply with NASDAQ’s Listing Rule 5250(c)(1) for continued listing because NASDAQ has not received the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2025 (the “Form 10-Q”). NASDAQ has informed the Company that it has until July 28, 2025 to submit a plan to regain compliance with respect to this delinquent report. If NASDAQ approves the Company’s plan, it has the discretion to grant the Company an extension of up to 180 calendar days from the due date of the Form 10-Q (or until November 17, 2025) to regain compliance.

The Company is working diligently to complete the Form 10-Q. If the Company is unable to file the Form 10-Q by July 28, 2025, it intends to file a plan to regain compliance with NASDAQ. This notification has no immediate effect on the listing of the Company’s securities on NASDAQ. There can be no assurance, however, that the Company will be able to regain compliance with the listing requirements discussed above or otherwise satisfy the other NASDAQ listing criteria.

About Bowen Acquisition Corp

Bowen Acquisition Corp is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. As previously disclosed, Bowen has entered into a definitive agreement for a business combination with Shenzhen Qianzhi BioTechnology Co., Ltd.

Forward Looking Statements

This press release includes certain “forward-looking” statements, as that term is defined under the federal securities laws. Actual results may differ from expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. These forward-looking statements generally are identified by the words or phrases such as “aspire,” “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “will be,” “will continue,” “will likely result,” “could,” “should,” “believe(s),” “predicts,” “potential,” “continue,” “future,” “opportunity,” seek,” “intend,” “strategy,” or the negative version of those words or phrases or similar expressions are intended to identify such forward-looking statements. You should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date hereof, and, except as required by law, the Company assumes no obligation and does not intend to update any forward-looking statement to reflect events or circumstances after the date hereof.

For investor and media inquiries, please contact:

Jiangang Luo

Chief Executive Officer

jiangangluo@bowenspac.com